Filed Pursuant to Rule 424(b)(5)
Registration No. 333-291573

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2025

PROSPECTUS SUPPLEMENT

TO THE PROSPECTUS DATED NOVEMBER 17, 2025

Depositary Shares Each Representing a 1/40th Interest in a Share of  % Non-Cumulative Perpetual Preferred Stock, Series A

We are offering depositary shares, each representing a 1/40th ownership interest in a share of our  % Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A Preferred Stock). As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). You must exercise any such rights through the depositary.

We will pay dividends on the Series A Preferred Stock, when, as, and if declared by our Board of Directors (or a duly authorized committee thereof), to the extent that we have lawfully available funds to pay dividends, quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on March 15, 2026 based on the liquidation preference of the Series A Preferred Stock at a fixed rate per annum equal to %. Upon payment of any dividends on the Series A Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series A Preferred Stock will not be cumulative. If for any reason our Board of Directors (or a duly authorized committee thereof) does not declare a dividend on the Series A Preferred Stock for any dividend period, that dividend will not accrue or be payable and we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period. Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations. If we ever become subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or otherwise become subject to regulatory capital requirements under federal banking laws (a “Regulated Institution”), the limitation in the prior sentence will include the capital adequacy regulations and guidelines established by the applicable federal banking agency.

We may redeem the Series A Preferred Stock at our option, subject to any regulatory approval requirements as are in effect at such time, (1) in whole or in part, from time to time, on any dividend payment date on or after     , 2030 at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, or (2) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. If Bread Financial ever becomes a Regulated Institution, any redemption of the Series A Preferred Stock will be subject to our receipt of any prior approval required by the applicable federal banking agency and to the satisfaction of any conditions set forth in applicable regulations and guidelines of such federal banking agency applicable to the redemption of the Series A Preferred Stock, including capital regulations and guidelines. See “Description of the Series A Preferred Stock—Redemption—Optional Redemption” beginning on page S-25 for additional information. If we redeem the Series A Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.

We will apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) under the symbol “BFH PrA.” Trading of the depositary shares is expected to commence within the 30-day period following the original issue date of the depositary shares. Our common stock is listed on the NYSE under the symbol “BFH.”

The Series A Preferred Stock will not have any voting rights, except the limited ones set forth under “Description of the Series A Preferred Stock—Voting Rights” beginning on page S-25.

Investing in the depositary shares involves risks. See “Risk Factors” beginning on page S-11.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Neither the depositary shares nor the Series A Preferred Stock are a savings account, deposit or other obligation of a bank and neither are insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency or instrumentality.

	Public Offering Price	Underwriting Discount(2)	Proceeds to Bread Financial (Before Expenses)
Per depositary share	$	$	$
Total(1)	$	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional depositary shares as described below.
(2)

The underwriting discount is calculated using a weighted average amount of $   per depositary share for retail orders (   depositary shares) and $   per depositary share for institutional orders (   depositary shares). See “Underwriting” for additional disclosure regarding the underwriting discount and estimated offering expenses payable by us.

We have granted the underwriters an option to purchase up to an additional   depositary shares, at the public offering price less the underwriting discount, for 30 days after the date of this prospectus supplement solely to cover overallotments, if any.

We expect to deliver the depositary shares against payment for the depositary shares on or about the date specified in the immediately prior paragraph, which will be the   business day following the date of the pricing of the depositary shares (“T+ ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to one business day before the settlement date will be required, by virtue of the fact that the depositary shares initially will settle in T+ , to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters expect to deliver the depositary shares to purchasers in book-entry form only through the facilities of The Depository Trust Company, or “DTC”, for the accounts of its participants, including Clearstream Banking S.A., or “Clearstream”, and Euroclear Bank S.A./N.V., or “Euroclear”, against payment in New York, New York on or about   , 2025.

Joint Bookrunners

Wells Fargo Securities	J.P. Morgan	Morgan Stanley	RBC Capital Markets

   , 2025

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of depositary shares. The second part, the accompanying prospectus dated November 17, 2025, which is part of our Registration Statement on Form S-3, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add, update or change information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the information contained in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede any such information in the accompanying prospectus.

In making your investment decision, it is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

Neither we nor any of the underwriters have authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you.

Neither we nor any of the underwriters is making an offer to sell or soliciting offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide you in connection with this offering or other offering material filed by us with the SEC is accurate only as of the date of those documents or information, regardless of the time of delivery of the documents or information or the time of any sale of the securities. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement, the accompanying prospectus and any such free writing prospectus outside of the United States.

Certain Defined Terms

Except as the context may otherwise require in this prospectus supplement, references to:

•	“we,” “us,” “our” and the “Company” are to BREAD FINANCIAL HOLDINGS, INC. and its subsidiaries;

•	“Bread Financial” are to BREAD FINANCIAL HOLDINGS, INC. only;

•	the “Banks” are to Comenity Bank and Comenity Capital Bank (wholly-owned subsidiaries of Bread Financial); and

•	the “Board of Directors” or “Board” are to Bread Financial’s board of directors.

S-ii

“Bread Financial” and its logos and other trademarks referred to in this prospectus supplement, including Bread®, Bread Financial®, and Bread Pay®, belong to us or our subsidiaries. Solely for convenience, we refer to our trademarks in this prospectus supplement without the TM and ® symbols, but such references are not intended to indicate that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus supplement are the property of their respective owners.

In addition, in this prospectus supplement Bread Financial may refer to the retailers and other companies with whom Bread Financial does business as Bread Financial’s “partners”, “brand partners”, or “clients”, provided that the use of the term “partner”, “partnering” or any similar term does not mean or imply a formal legal partnership, and is not meant in any way to alter the terms of Bread Financial’s relationship with any third parties.

S-iii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all the important information you should consider. Except as noted or where context suggests otherwise, references in this prospectus supplement to “we,” “our,” “us,” “Bread Financial” and “our company” are to Bread Financial Holdings, Inc. and its consolidated subsidiaries. We urge you to carefully read the entire prospectus and the documents incorporated by reference herein, including our consolidated financial statements and accompanying notes, to gain a fuller understanding of our business and the terms of the depositary shares, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk Factors” sections of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 to determine whether an investment in the depositary shares is appropriate for you.

Our Company

We are a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions to millions of U.S. consumers. Our payment solutions, including Bread Financial general purpose credit cards and savings products, empower our customers and their passions for a better life. Additionally, we deliver growth for some of the most recognized brands in travel and entertainment, health and beauty, jewelry and specialty apparel through our private label and co-brand credit cards and pay-over-time products providing choice and value to our shared customers.

We have continued to diversify our product mix with our brand partners through growth of our co-brand credit card programs, which, relative to our private label credit card programs, have higher credit sales per account and an improved credit risk mix that generally results in higher transactor balances, lower delinquencies and late fees, as well as lower losses. We also offer our proprietary credit cards along with the expansion of our Bread Pay products, which are our installment loans and “split-pay” offerings.

Our partner base consists of large consumer-based businesses, including well-known brands such as (alphabetically) AAA, Academy Sports + Outdoors, Caesars, Dell Technologies, Hard Rock International, the NFL, Saks Fifth Avenue, Signet, Ulta and Victoria’s Secret, as well as small- and medium-sized businesses (SMBs). Our partner base is well diversified across a broad range of industries and retail verticals, including travel and entertainment, health and beauty, jewelry, sporting goods, technology and electronics, home and the industry in which we first began, specialty apparel. We believe our comprehensive suite of payment, lending and saving solutions, along with our related marketing and data and analytics, offers us a significant competitive advantage with products relevant across all customer segments (Gen Z, Millennial, Gen X and Baby Boomers). The breadth and quality of our product and service offerings, coupled with our customer-centric approach, have enabled us to establish and maintain long-standing partner relationships. We operate our business through a single reportable segment, with our primary source of revenue being from Interest and fees on loans from our various credit card and other loan products, and to a lesser extent from contractual relationships with our brand partners.

Our principal executive offices are located at 3095 Loyalty Circle, Columbus, Ohio 43219 (telephone: (614) 729-4000). Our principal website is www.breadfinancial.com. The information found on our website is not considered part of, or incorporated by reference in, this prospectus supplement. Bread Financial’s common stock is listed on The New York Stock Exchange, trading under the symbol “BFH.”

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available on our website located at www.investor.breadfinancial.com. The web addresses of the SEC and Bread Financial have been included as inactive textual references only. The information contained on those websites is expressly not considered part of, or incorporated by reference into, this prospectus supplement.

The Offering

As used in this section, references to “Bread Financial,” “the Issuer,” “we,” “us” and “our” mean BREAD FINANCIAL HOLDINGS, INC., excluding its subsidiaries.

Issuer	BREAD FINANCIAL HOLDINGS, INC.

Securities Offered	depositary shares (or depositary shares if the underwriters exercise in full their option to purchase additional depositary shares from us), each representing a 1/40th ownership interest in a share of % Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), with a liquidation preference of $25 per depositary share (equivalent to $1,000 per share of Series A Preferred Stock). Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including with respect to dividends, voting, redemption and liquidation rights).

Over-allotment Option	We have granted the underwriters an option to purchase up to an additional depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discount, solely to cover over-allotments, if any.

Dividends	We will pay dividends on the Series A Preferred Stock, when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors to the extent that we have lawfully available funds to pay dividends, quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on March 15, 2026 based on the liquidation preference of the Series A Preferred Stock at a fixed rate per annum equal to %. See also “—Dividend Payment Dates” on page S-23. Upon payment of any dividends on the Series A Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Series A Preferred Stock will not be cumulative. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series A Preferred Stock for any future dividend period.

If we ever become a Regulated Institution, our ability to pay dividends will be subject to bank regulatory requirements, including the capital adequacy regulations and guidelines established by the applicable federal banking agency.

While the Series A Preferred Stock is outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of preferred stock, if any, have been paid in full or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:

•	a dividend payable solely in junior stock, or

•	any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan;

•

no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

•	as a result of a reclassification of junior stock for or into other junior stock;

•	the exchange or conversion of one share of junior stock for or into another share of junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock;

•

purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; or

•

the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•	no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us), during a dividend period, other than:

•	pursuant to pro rata offers to purchase all, or a pro rata portion of the Series A Preferred Stock and such parity stock, if any;

•	as a result of a reclassification of parity stock for or into other parity stock;

•	the exchange or conversion of parity stock for or into other parity stock or junior stock;

•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock;

•

purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan;

•	the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; or

•

the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians.

While the Series A Preferred Stock is outstanding, unless the full dividends for the preceding dividend period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside, no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any securities that rank equally with the Series A Preferred Stock. When dividends are not paid in full upon the shares of Series A Preferred Stock and any parity stock all dividends declared upon shares of Series A Preferred Stock and parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that dividends payable for the then-current dividend period per share on Series A Preferred Stock, and dividends payable, including any accumulations on parity stock, if any, bear to each other.

If we ever become a Regulated Institution, dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy regulations and guidelines of the applicable federal banking agency. See “Description of the Series A Preferred Stock—Dividends” beginning on page S-20.

Dividend Payment Dates

Dividends on the Series A Preferred Stock will be payable when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors, quarterly in arrears on March 15, June 15,

September 15, and December 15 of each year, beginning on March 15, 2026 (each a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid.

Redemption	The Series A Preferred Stock is perpetual and has no maturity date. Subject to any regulatory approval requirements as are in effect at such time, we may redeem the Series A Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after , 2030 at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. If we redeem the Series A Preferred Stock, the depositary will redeem a proportionate number of depositary shares. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock.

If we ever become a Regulated Institution, any redemption of the Series A Preferred Stock will be subject to our receipt of prior approval by the applicable federal banking agency and to the satisfaction of any conditions set forth in the applicable capital adequacy regulations and guidelines of such federal banking agency applicable to redemption of the Series A Preferred Stock.

Liquidation Rights	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares of junior stock.

Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series A Preferred Stock and pro rata as to the Series A Preferred Stock and any other shares of our stock ranking equally as to such distribution, if any.

Ranking	Shares of the Series A Preferred Stock:

•	will rank senior to our common stock,

•	will rank junior to any of our existing and future indebtedness; and

•	will rank at least equally with each other series of our preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior series that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See “Description of the Series A Preferred Stock—Other Preferred Stock.”

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment after satisfaction of all claims for indebtedness and other non-equity claims.

No Maturity	The Series A Preferred Stock does not have any maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it. If we ever become a Regulated Institution, any redemption of the Series A Preferred Stock will be subject to our receipt of prior approval by the applicable federal banking agency and to the satisfaction of any conditions set forth in the applicable capital adequacy regulations and guidelines of such federal banking agency applicable to redemption of the Series A Preferred Stock.

Voting Rights	Holders of the Series A Preferred Stock and the depositary shares will have limited voting rights. See “Description of the Series A Preferred Stock—Voting Rights.”

Preemptive and Conversion Rights	None.

Further Issues	We reserve the right to re-open this series of preferred stock and issue additional shares of the Series A Preferred Stock either through public or private sales at any time and from time to time. The additional shares would form a single series with the Series A Preferred Stock offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Series A Preferred Stock or the depositary shares, issue additional shares of preferred stock that rank equally with or junior to the Series A Preferred Stock

Listing	We will apply to list the depositary shares on the NYSE under the symbol “BFH PrA.” Trading of the depositary shares on the NYSE is expected to commence within the 30-day period following the original issue date of the depositary shares.

Tax Considerations	For a discussion of the material U.S. federal income tax considerations relating to the Series A Preferred Stock and the depositary shares, see the section entitled “Material United States Federal Income Tax Considerations” beginning on page S-33 in this prospectus supplement.

Use of Proceeds	We estimate that the net proceeds to us from the sale of depositary shares in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately

$    million (or $    million if the underwriters exercise in full their option to purchase additional depositary shares). We intend to use the net proceeds from our sale of the depositary shares in this offering for general corporate purposes, which may include contributing or lending all or a portion of the proceeds to one of our subsidiary Banks, Comenity Capital Bank, and share repurchases. See “Use of Proceeds.”

Depositary Agent, Transfer Agent & Registrar	Computershare Trust Company, N.A. and Computershare Inc. collectively will be the depositary and will be transfer agent and registrar for the Series A Preferred Stock, in their respective capacities.

Risk Factors	See the sections entitled “Risk Factors” beginning on page S-11 and under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated by our subsequent filings under the Exchange Act, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments thereof, for a discussion of some of the factors you should consider before investing in the depositary shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations or stock repurchases and future economic conditions. In various places throughout this prospectus supplement, we refer to the laws, rules, regulations, requirements and guidelines that would apply to us if we ever become a Regulated Institution in the future; any such references should be read and understood to refer to such laws, rules, regulations, requirements and guidelines of the applicable federal banking agency or agencies as are in effect at such time.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this prospectus supplement, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, interest rates, labor market conditions, recessionary pressures or concerns over a prolonged economic slowdown, and the related impact on consumer spending behavior, payments, debt levels, savings rates and other behaviors; global political and public health events and conditions, including significant shifts in trade policy, such as changes to, or the imposition of, tariffs and/or trade barriers and any economic impacts, volatility, uncertainty and geopolitical instability resulting therefrom, as well as ongoing wars and military conflicts and natural disasters; future credit performance of our customers, including the level of future delinquency and charge-off rates; loss of, or reduction in demand for services from, significant brand partners or customers in the highly competitive markets in which we operate, including competition from new and non-traditional competitors, such as financial technology companies, and with respect to new products, services and technologies, such as the emergence or increase in popularity of agentic commerce, digital payment platforms and currencies and other alternative payment and deposit solutions; the concentration of our business in U.S. consumer credit; increases or volatility in the Allowance for credit losses that may result from the application of the current expected credit loss (CECL) model; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; increases in fraudulent activity; failure to identify, complete or successfully integrate or disaggregate business acquisitions, divestitures and other strategic initiatives, including, with respect to divested businesses, any associated guarantees, indemnities or other liabilities; the extent to which our results are dependent upon our brand partners, including our brand partners’ financial performance and reputation, as well as the effective promotion and support of our products by brand partners; increases in the cost of doing business, including market interest rates; our level of indebtedness and inability to access financial or capital markets, including asset-backed securitization funding or deposits markets; restrictions that limit the ability of the Banks, to pay dividends to us; pending and future litigation; pending and future federal, state, local and foreign legislation, regulation, supervisory guidance and regulatory and legal actions including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; increases in regulatory capital requirements or other support for our Banks; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects, failure of our information security controls or otherwise; loss of consumer information or other data due to compromised physical or cyber security, including disruptive attacks from financially motivated bad actors and third party supply chain issues; any tax or other liability or adverse impacts arising out of or related to the spinoff of our former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. (LVI) and certain of its subsidiaries and subsequent litigation or other disputes; and those factors identified in our filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2024 and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K for a further description of these and other factors. For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.

Any forward-looking statements contained in this prospectus supplement speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Market and Industry Data

Market and industry data and forecasts included or incorporated by reference in this prospectus supplement have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources to be reliable, neither we nor the initial purchasers have independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements included or incorporated by reference in this prospectus supplement.

RISK FACTORS

Investing in securities to which this prospectus supplement relates involves risks. You should carefully consider the following risks and those included under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 and the other information and data set forth in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein before investing in the Series A Preferred Stock. These risks could materially affect our business, results of operations or financial condition and cause the trading price of the depositary shares to decline. You could lose part or all of your investment.

Risks Relating to This Offering

You are making an investment decision about both the depositary shares and the Series A Preferred Stock.

As described in this prospectus supplement, Bread Financial is issuing depositary shares representing fractional interests in the Series A Preferred Stock. The depositary will rely solely on the payments it receives on the Series A Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities.

The Series A Preferred Stock will be an equity security and will be subordinate to Bread Financial’s existing and future indebtedness, and Bread Financial’s ability to pay dividends on the Series A Preferred Stock may be limited by regulatory policies and requirements.

The shares of Series A Preferred Stock will be equity interests in Bread Financial and will not constitute indebtedness. This means that the depositary shares, which represent fractional interests in the Series A Preferred Stock, will rank junior to all existing and future indebtedness and other non-equity claims on Bread Financial with respect to assets available to satisfy claims on Bread Financial, including claims in the event of Bread Financial’s liquidation. As of September 30, 2025, total liabilities of Bread Financial and its subsidiaries, including indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities), were approximately $18.4 billion, and Bread Financial’s total liabilities, including indebtedness and deposit liabilities (excluding, in each case, intercompany liabilities), were approximately $1.1 billion, without giving effect to the issuance of an aggregate principal amount of $500 million 6.250% senior notes due 2031 (the “2031 Notes”), issued on November 6, 2025, and the redemption on November 7, 2025 of the all of the Company’s outstanding 9.750% senior notes due 2029 (the “2029 Notes”) (which was an aggregate principal amount of $719 million). Bread Financial may incur additional liabilities (including indebtedness) in the future. Bread Financial’s existing and future indebtedness may restrict payment of dividends on the Series A Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Series A Preferred Stock, (1) dividends will be payable only if declared by Bread Financial’s Board of Directors or a duly authorized committee of Bread Financial’s Board of Directors, (2) dividends will not accumulate if they are not declared and (3) as a Delaware corporation, Bread Financial may make dividend payments and redemption payments only out of funds legally available under Delaware law.

Also, if we ever become a Regulated Institution, our ability to declare and pay dividends and redeem the Series A Preferred Stock will be subject to various regulatory policies and requirements relating to capital actions. In particular, the federal banking agencies’ capital rules set forth criteria for qualifying additional Tier 1 capital instruments, including that any dividends on such instruments only be paid out of a banking organization’s net income, retained earnings and surplus related to other additional Tier 1 capital instruments. In addition, restrictions may be applied to Bread Financial’s dividends based on the applicable federal banking regulator’s review of its capital plan. Such criteria and restrictions could adversely affect Bread Financial’s ability to pay dividends or may result in additional limitations on its ability to pay dividends or redeem shares of the Series A Preferred Stock.

In evaluating the appropriateness of a proposed redemption or repurchase of stock if Bread Financial were to become a Regulated Institution, the applicable federal banking regulator would consider, among other things, the potential loss that Bread Financial may suffer from the prospective need to increase reserves and write down assets as a result of continued asset deterioration, and its ability to raise additional capital to replace the stock that will be redeemed or repurchased. The applicable federal banking regulator also would consider the potential negative effects on Bread Financial’s capital structure of replacing capital instruments with any lower-tier form of regulatory capital issued. Moreover, regulatory review of any capital plan that Bread Financial may be required to submit could result in restrictions on its ability to pay dividends or make other capital distributions.

The Series A Preferred Stock places no restrictions on Bread Financial’s business or operations or on Bread Financial’s ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of the Series A Preferred Stock—Voting Rights” beginning on page S-25 of this prospectus supplement.

The Series A Preferred Stock may be junior in rights and preferences to Bread Financial’s future preferred stock, including senior stock authorized and issued without your consent.

The Series A Preferred Stock may rank junior to preferred stock issued in the future that by its terms is expressly senior in rights and preferences to the Series A Preferred Stock. It is possible that Bread Financial may authorize and issue such shares without your vote or consent, although the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock is required to authorize or issue any shares of senior stock as described under “Description of the Series A Preferred Stock—Voting Rights.” In addition, the terms of any of Bread Financial’s future preferred stock expressly senior to the Series A Preferred Stock may restrict dividend payments on the Series A Preferred Stock, except for dividends payable solely in shares of the Series A Preferred Stock. Unless full dividends for all of Bread Financial’s outstanding preferred stock senior to the Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Series A Preferred Stock, and no shares of the Series A Preferred Stock may be repurchased, redeemed, or otherwise acquired by Bread Financial, directly or indirectly, for consideration. This could result in dividends on the Series A Preferred Stock not being paid when due to you.

Dividends on the Series A Preferred Stock are discretionary and non-cumulative.

Dividends on the Series A Preferred Stock are discretionary and will not be cumulative. If Bread Financial’s Board of Directors or a duly authorized committee of Bread Financial’s Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and Bread Financial will have no obligation to pay any dividend for that dividend period, whether or not Bread Financial’s Board of Directors or a duly authorized committee of Bread Financial’s Board of Directors declares a dividend on the Series A Preferred Stock for any future dividend period.

Additionally, when dividends are not paid in full upon the Series A Preferred Stock and any parity stock, all dividends declared upon the Series A Preferred Stock and parity stock, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that dividends payable for the then-current dividend period per share on Series A Preferred Stock, and dividends payable, including any accumulations, if any, on parity stock, bear to each other. Therefore, if Bread Financial is not paying full dividends on any outstanding parity stock, Bread Financial will not be able to pay full dividends on the Series A Preferred Stock.

Credit ratings may not reflect all risks associated with an investment in the Series A Preferred Stock and the depositary shares.

Credit rating agencies rate the Series A Preferred Stock and the depositary shares on factors that include Bread Financial’s results of operations, actions that Bread Financial takes, their view of the general outlook for

Bread Financial’s industry and their view of the general outlook for the economy. Actions taken by the rating agencies can occur at any time and without any notice by the rating agencies, include maintaining, upgrading or downgrading the current rating or placing Bread Financial on a watch list for possible future downgrading. Downgrading the credit rating of Bread Financial’s depositary shares or placing Bread Financial on a watch list for possible future downgrading could, among other things, adversely limit Bread Financial’s access to the capital markets, adversely affect the cost and other terms upon which Bread Financial is able to obtain funding, and adversely affect the market price of Bread Financial’s securities, including the depositary shares offered hereby. Moreover, our ability to raise funding through offerings of senior and subordinated notes as well as through offerings of asset-backed securities in the securitization market also depends, in part, on the credit ratings of those respective securities. If we are not able to satisfy rating agency requirements to confirm the ratings of those securities, it could limit our ability to access the relevant markets.

Ratings issued by a credit ratings agency only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Also, ratings issued by a ratings agency may differ as among different securities and ratings issued for the same security may differ as among the different issuing ratings agencies. For example, there is no guarantee that ratings issued for our Series A Preferred Stock and depositary shares would be the same as ratings issued for our senior or subordinated notes.

Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the depositary shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the depositary shares or the Series A Preferred Stock may not reflect all risks related to Bread Financial and its business, or the structure or market value of the depositary shares.

The Series A Preferred Stock may be redeemed at Bread Financial’s option, and you may not be able to reinvest the redemption price you receive in a similar security.

Bread Financial may redeem the Series A Preferred Stock at its option, either in whole or in part, from time to time on any dividend payment date on or after     , 2030. If we ever become a Regulated Institution, Bread Financial may also redeem at its option the Series A Preferred Stock at any time in whole, but not in part, upon the occurrence of a “regulatory capital treatment event,” such as a proposed change in law or regulation after the initial issuance date with respect to whether the Series A Preferred Stock would qualify as a Tier 1 capital instrument. If we ever become a Regulated Institution, any redemption of the Series A Preferred Stock will be subject to our receipt of any prior approval required by the applicable federal banking agency. If Bread Financial redeems the Series A Preferred Stock and the depositary redeems the depositary shares in respect thereof, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Series A Preferred Stock—Redemption—Redemption Following a Regulatory Capital Treatment Event” beginning on page S-23 for more information on redemption of the Series A Preferred Stock.

Investors should not expect Bread Financial to redeem the Series A Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series A Preferred Stock is a perpetual equity security. This means that it has no maturity or mandatory redemption date and is not redeemable at the option of the holders of the Series A Preferred Stock or the holders of the depositary shares offered by this prospectus supplement. The Series A Preferred Stock may be redeemed by Bread Financial at its option, subject to any regulatory approval requirements as are in effect at such time, either in whole or in part, from time to time, on any dividend payment date on or after     , 2030. If Bread Financial becomes a Regulated Institution, the Series A Preferred Stock may also be redeemed by Bread Financial at its option at any time in whole, but not in part, upon the occurrence of a “regulatory capital treatment event” as described herein. Any decision Bread Financial may make at any time to propose a redemption of the Series A Preferred Stock will depend upon, among other things, Bread Financial’s evaluation of its capital position, the composition of Bread Financial stockholders’ equity and general market conditions at that time.

If we ever become a Regulated Institution, any redemption of the Series A Preferred Stock will be subject to our receipt of any prior approval required by the applicable federal banking agency. Under the federal banking agencies’ capital adequacy regulations and guidelines applicable to Regulated Institutions, any redemption of the Series A Preferred Stock would be subject to prior approval of the applicable federal banking regulator. Additionally, prior to redeeming the Series A Preferred Stock or immediately afterward, Bread Financial would be required to either replace the redeemed Series A Preferred Stock with an equal amount of Tier 1 capital instruments or demonstrate to the applicable federal banking regulator’s satisfaction that following redemption, Bread Financial would continue to hold capital commensurate with its risks. Bread Financial cannot assure you that the applicable federal banking regulator would approve any redemption of the Series A Preferred Stock that Bread Financial may propose.

Bread Financial’s ability to receive dividends and other distributions from its subsidiaries could affect its liquidity and ability to pay dividends.

Bread Financial is a separate and distinct legal entity from its subsidiaries. Bread Financial anticipates that dividends and other distributions to Bread Financial from its direct and indirect subsidiaries (including the Banks) will represent a major source of funds for Bread Financial to pay dividends on the Series A Preferred Stock, make payments on corporate debt securities and meet other obligations. There are various federal and state law limitations on the extent to which the Banks can finance or otherwise supply funds to Bread Financial through dividends and loans. These limitations include capital adequacy regulations and guidelines of the Banks’ regulators generally and federal and state banking law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act and Regulation W governing transactions between an insured depository institution and its affiliates, as well as general federal and state regulatory oversight to prevent unsafe or unsound practices. If Bread Financial’s subsidiaries’ earnings are not sufficient to make dividend payments to Bread Financial while maintaining adequate capital levels, Bread Financial’s liquidity may be affected and it may not be able to make dividend payments to holders of the Series A Preferred Stock, make payments on outstanding corporate debt securities or meet other obligations, each and any of which could have a material adverse impact on Bread Financial’s results of operations, financial position or perception of financial health.

Holders of the Series A Preferred Stock and the depositary shares will have limited voting rights.

Holders of the Series A Preferred Stock will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Series A Preferred Stock will have voting rights only with respect to authorizing or increasing the amount of any equity security ranking senior to the Series A Preferred Stock, certain changes in terms of the Series A Preferred Stock, certain nonpayment of dividends and as otherwise required by applicable law. See “Description of the Series A Preferred Stock—Voting Rights” beginning on page S-25 of this prospectus supplement. Holders of depositary shares must act through the depository to exercise any voting rights of the Series A Preferred Stock.

Offerings of debt, which is senior to the Series A Preferred Stock upon liquidation, may adversely affect the market price of Bread Financial’s depositary shares.

Bread Financial may attempt to increase Bread Financial’s capital resources in the future or, if Bread Financial becomes a Regulated Institution and if its regulatory capital ratios fell below the required minimums, Bread Financial could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of Bread Financial’s debt securities and lenders with respect to other borrowings will receive distributions of Bread Financial’s available assets prior to the holders of its Series A Preferred Stock and depositary shares.

Bread Financial cannot assure you that a liquid trading market for the depositary shares will develop, and you may find it difficult to sell your depositary shares.

Bread Financial will apply to list the depositary shares on the NYSE under the symbol “BFH PrA.” However, there is no guarantee that Bread Financial will be able to list the depositary shares. If approved, Bread Financial expects trading of the depositary shares on the NYSE to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised Bread Financial that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Bread Financial cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

Future trading prices of the depositary shares will depend on many factors, including:

•	whether Bread Financial declares or fails to declare dividends on the Series A Preferred Stock from time to time;

•	Bread Financial’s operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of Bread Financial’s competitors;

•	Bread Financial’s creditworthiness and the credit performance of our customers;

•	the ratings given to Bread Financial’s securities by credit-rating agencies, including the ratings given to the Series A Preferred Stock or depositary shares;

•

market conditions, inflation, interest rates, labor market conditions, recessionary pressures or concerns over a prolonged economic slowdown, and the related impact on consumer spending behavior, payments, debt levels, savings rates and other behavior;

•	other economic, financial, geopolitical, regulatory or judicial events affecting Bread Financial or the financial markets generally;

•	the market for similar securities; and

•

those other risk factors identified in Bread Financial’s filings with the SEC, including in Bread Financial’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

Additional issuances of preferred stock or securities convertible into preferred stock may further dilute existing holders of Bread Financial’s depositary shares.

Bread Financial may, in the future, determine that it is advisable, or Bread Financial may encounter circumstances where Bread Financial determines it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund strategic initiatives or other business needs, to build additional capital, or to institute a stockholder rights plan, or so-called “poison pill.” Bread Financial’s Board of Directors is authorized to cause Bread Financial to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Bread Financial’s Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over the Series A Preferred Stock with respect to dividends or upon Bread Financial’s dissolution, winding up and liquidation and other terms. Though the approval of holders of depositary shares representing interests in the Series A Preferred Stock will be needed to issue any equity security ranking above the Series A Preferred Stock, if Bread Financial issues preferred stock in the future that has preference over the Series A Preferred Stock with respect to the payment of dividends or upon liquidation, or if Bread Financial issues preferred stock with voting rights that dilute the voting power of the Series A Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of the depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of this offering or other offerings, as well as other sales of a large block of depositary shares, Series A Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur.

The following risk factors are being updated from those contained in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 14, 2025.

Legal, Regulatory and Compliance Risks

Our business is subject to extensive and evolving government regulation and supervision, which could materially adversely affect our results of operations and financial condition.

We, primarily through our Banks and certain non-bank subsidiaries, are subject to extensive federal and state regulation, supervision and examination by regulators, including the FDIC, the Delaware Office of the State Bank Commissioner, the Utah Department of Financial Institutions, and the CFPB. Banking and consumer financial protection laws and regulations are intended to protect consumers, depositors’ funds, the DIF, and the safety and soundness of the banking system as a whole, not stockholders and non-deposit creditors. These laws and regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. Federal and state legislative bodies and regulatory agencies continually review banking laws, regulations and policies for possible changes. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations, as well as increased intensity in supervision, often impose additional compliance costs. The scope of the laws and regulations and the intensity of the supervision to which we are subject have increased in recent years, initially in response to the 2008-2010 financial crisis, and more recently in light of other factors such as technological and market changes and the high-profile bank failures in the first half of 2023. We believe that regulatory enforcement and fines have also increased across the banking and financial services sector.

Further, while the current Presidential Administration and the congressional majorities in the U.S. Senate and House of Representatives have supported reducing the regulatory burden, the scope of legislation, executive action and regulation and the intensity of supervision will likely remain uncertain in the current regulatory and political environments at both the federal and state levels, including with respect to late fees, finance charges, interchange fees, credit card reward programs and other matters. Such changes could subject us to additional costs, limit the types of financial services and products we may offer, and/or limit what we may charge for certain banking services, among other things. Examples of federal and state legislation that we track include legislation intended to place caps on the interest rates that we and other financial institutions are permitted to charge. For instance, in 2023, Colorado passed a law (initially effective July 2024) to opt out of the Depository Institutions Deregulation and Monetary Control Act (DIDMCA), a federal law addressing interstate loans by state-chartered banks. Colorado contended that, by opting out of DIDMCA, Colorado would have the ability to impose its interest rate limits (generally capped at 21%) and fee terms (e.g., $15 late fee and 10-day grace period) on any loan made by a state-chartered bank to a resident of Colorado located in Colorado at the time of the loan. This Colorado law has been subject to a preliminary injunction since July 2024, but on November 10, 2025, the U.S. Court of Appeals for the Tenth Circuit reversed the district court’s preliminary injunction. We expect the plaintiffs in the litigation (who are opposing the Colorado law) to challenge this ruling and it is anticipated that the preliminary injunction would remain in effect during that process, but we cannot provide any assurance as to whether the injunction remains in effect during that process. Legislatures in other states have proposed similar laws in the past and may again in the future. Similarly, we cannot provide any assurance as to the final outcome of this or other similar proposed or future legislation in other states, any of which would have an adverse effect on our business and results of operations. Pending any reversal of the decision, the recent decision could also encourage similar legislation in other jurisdictions. President Trump and various federal legislators have also made public statements regarding potential efforts to place caps on credit card interest rates, and a bill was introduced in the U.S. Senate in February 2025 proposing to cap credit card interest rates at 10% for a period of five years.

In connection with their continuous supervision and examinations of us, the FDIC, CFPB and/or other regulatory agencies may require changes in our business or operations. Any such changes may be judicially enforceable and in some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require us to implement certain changes to our business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body. We may also become subject to formal or informal enforcement and other supervisory actions, including memoranda of understanding, written agreements, cease-and-desist orders, and prompt-corrective-action or safety-and-soundness directives. For example, in late November 2023, the FDIC issued a consent order to one of our subsidiaries, arising out of the June 2022 transition of our credit card processing services to strategic outsourcing partners, and in August 2024 each of our Banks entered into an agreement with the FDIC to pay civil money penalties (CMPs) of $1 million per Bank, also related to the June 2022 transition. For additional information regarding these matters, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Legislative, Regulatory Matters and Capital Adequacy” in our periodic reports with the SEC. Regulatory authorities have extensive discretion in their supervisory and enforcement actions. Supervisory actions could entail significant restrictions on our existing business, our ability to develop new business, our flexibility in conducting operations, and our ability to pay dividends or utilize capital. Enforcement and other supervisory actions also can result in the imposition of civil monetary penalties or injunctions, related litigation by private plaintiffs, damage to our reputation, and a loss of customer or investor confidence. We could be required, as well, to dispose of specified assets and liabilities within a prescribed time-frame. As a result, any enforcement or other supervisory action could have an adverse effect on our business, results of operations, financial condition and prospects.

In addition, changes in the regulatory and supervisory environments could adversely affect us in substantial and unpredictable ways, including by limiting the types of financial services and products we may offer, enhancing the ability of others to offer more competitive financial services and products, restricting our ability to make acquisitions or pursue other profitable opportunities, and negatively impacting our results of operations and financial condition. Changes in the prevailing interpretations of federal or state laws and related regulations could also invalidate or call into question the legality of certain of our services and business practices.

Our failure to comply with the laws, executive actions, regulations, and supervisory actions to which we are subject, even if the failure is inadvertent or reflects a difference in interpretation, could subject us to fines, other penalties, and restrictions on our business activities, any of which could adversely affect our business, results of operations, financial condition, cash flows, capital base, and the price of our securities.

See “Item 1. Business—Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2024 for more information about certain laws and regulations to which we are subject and their impacts on us.

Macroeconomic, Global, Strategic, Business and Competitive Risks

Reductions in interchange fees, or changes in the laws and regulations governing such fees, could have various adverse impacts on our business and results of operations.

Interchange is a fee merchants pay to the payment networks in exchange for using the network’s infrastructure and payment facilitation, some of which is paid to credit card issuers. We earn interchange fees on co-brand and general purpose credit card transactions, but we typically do not charge or earn interchange fees from our partners or customers on our private label credit card products.

Certain merchants, in an effort to decrease their operating expenses, have with some success sought to lower interchange fees, including through litigation against the payment networks, promoting alternative payment platforms with lower processing costs and lobbying for legislative or regulatory changes. Several recent events and actions indicate a continuing focus on interchange by legislators, regulators and merchants. In 2023, for example, legislation was reintroduced in the U.S. House of Representatives and Senate, which, among other things, would require large issuing banks (over $100 billion) to offer a choice of at least two unaffiliated networks over which electronic transactions may be processed. At the state level, the Illinois legislature passed a bill that would, beginning in July 2025, prohibit the charging of interchange fees on sales tax and gratuities and restrict use of electronic payment transaction data except to facilitate or process the transaction or as required by law. This Illinois legislation is being challenged in federal court. Similar legislation has been introduced in other states and, absent a successful legal challenge, these bills would have a number of adverse impacts on us, including negatively impacting our interchange revenue and creating operational challenges. Most recently, in November 2025, a proposed settlement was announced in the long-standing Visa/Mastercard litigation, which began in 2005 when a class of merchant plaintiffs alleged that Visa and Mastercard, along with their member banks, engaged in anti-competitive practices by collectively setting excessive interchange fees and imposing other restrictive rules on merchants. The proposed settlement would, among other items, reduce interchange fees and give merchants greater choice in accepting credit cards in various categories, which could have various adverse impacts on our business, including reduced interchange revenue and decreased acceptance of certain of our cards by retailers. The proposed settlement remains subject to court approval, and we can provide no assurance with respect to the timing or outcome of the court approval process or the effects on us of the settlement if approved.

Furthermore, to the extent interchange fees are reduced, one of our current competitive advantages with our partners—that we typically do not charge interchange fees when our private label credit card products are used to purchase our partners’ goods and services—may be reduced. In addition, for our co-brand and general purpose credit cards, we are subject to the operating regulations and procedures set forth by the payment networks. Our failure to comply with these operating regulations, which may change from time to time, could subject us to various penalties or fees, or the termination of our license to use the applicable payment network, all of which could have a material adverse effect on our business and results of operations.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of depositary shares in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $   million (or $  million if the underwriters exercise in full their option to purchase additional depositary shares). We intend to use the net proceeds from our sale of the depositary shares in this offering for general corporate purposes, which may include contributing or lending all or a portion of the proceeds to one of our subsidiary Banks, Comenity Capital Bank, and share repurchases.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

The following description supplements and, to the extent it is inconsistent, supersedes the description of the general provisions of our preferred stock set forth under “Description of Capital Stock—Preferred Stock” in the accompanying prospectus. As used in this description of the Series A Preferred Stock, “we,” “our,” “us” and “Bread Financial” refer to BREAD FINANCIAL HOLDINGS, INC. and not to any of our subsidiaries. The following description is qualified in its entirety by the Certificate of Designations relating to the Series A Preferred Stock (the “Certificate of Designations”), and where this description is inconsistent with the description of the Preferred Stock contained in the accompanying prospectus or the description of the Series A Preferred Stock in the Certificate of Designations, the Certificate of Designations will control.

General

The Series A Preferred Stock is a single series of our authorized preferred stock. We are offering      depositary shares, representing    shares of the Series A Preferred Stock (or    depositary shares representing      shares of Series A Preferred Stock if the underwriters exercise in full their option to purchase an additional depositary shares from us) or by this prospectus supplement and the accompanying prospectus. Shares of the Series A Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be fully paid and nonassessable. The depositary will be the sole holder of shares of the Series A Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Series A Preferred Stock through the depositary, as described in the section entitled “Description of Depositary Shares” beginning on page S-28 in this prospectus supplement.

Shares of the Series A Preferred Stock: (i) will rank senior to our common stock; (ii) will rank junior to any of our existing and future indebtedness and (iii) will rank at least equally with each other series of preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Series A Preferred Stock and all other parity stock), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. See “—Other Preferred Stock” below. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

The Series A Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Bread Financial. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Bread Financial to redeem or repurchase the Series A Preferred Stock.

We reserve the right to re-open this series of preferred stock and issue additional shares of the Series A Preferred Stock either through public or private sales at any time and from time to time. The additional shares would form a single series with the Series A Preferred Stock offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Series A Preferred Stock or the depositary shares, issue additional shares of preferred stock that rank equally with or junior to the Series A Preferred Stock.

Dividends

General

Dividends on the Series A Preferred Stock will not be cumulative. If our Board of Directors or a duly authorized committee of our Board of Directors does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board of Directors or a duly authorized committee of our Board of Directors declares a dividend on the Series A Preferred Stock for any future dividend period. A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock.

Holders of Series A Preferred Stock will be entitled to receive, when, as, and if declared by our Board of Directors or a duly authorized committee of our Board of Directors, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends quarterly in arrears, on March 15, June 15, September 15, and December 15 of each year, beginning on March 15, 2026 based on the liquidation preference of the Series A Preferred Stock at a fixed rate equal to   % per annum.

If declared by our Board of Directors or a duly authorized committee of our Board of Directors, we will pay dividends on the Series A Preferred Stock quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on March 15, 2026 (each such date, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date (or, in respect of a redemption, the redemption date), as applicable, will be the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York, are closed.

Dividends will be payable to holders of record of Series A Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our Board of Directors or a duly authorized committee of our Board of Directors. The corresponding record dates for the depositary shares will be the same as the record dates for the Series A Preferred Stock.

A “dividend period” is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Stock and end on March 14, 2026, with the first dividend payment date being March 15, 2026. Dividends payable on the Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” on page S-23, unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Additional Information

If we ever become a Regulated Institution, our ability to pay dividends in the future would be subject to applicable bank regulatory requirements, including any applicable capital adequacy regulations and guidelines.

So long as any share of Series A Preferred Stock remains outstanding, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians) and (3) no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us), during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, or (vii) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians) unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Series A Preferred Stock have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.

We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the Series A Preferred Stock, if any, unless we have paid or set apart funds for the payment of dividends on the Series A Preferred Stock.

When dividends are not paid in full upon the shares of Series A Preferred Stock and parity stock, if any, all dividends declared upon shares of Series A Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that dividends payable for the then-current dividend period per share on Series A Preferred Stock, and dividends payable, including any accumulations, if any, on parity stock, if any, bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of Bread Financial hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Bread Financial.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of Bread Financial that ranks on a parity with the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Bread Financial. As of the date of this prospectus supplement, there are no shares of parity stock outstanding. See “—Other Preferred Stock” below.

As used in this prospectus supplement, “senior stock” means any other class or series of stock of Bread Financial ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Bread Financial.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors or a duly authorized committee of our Board of

Directors, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Dividends on the Series A Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including, if we were to become a Regulated Institution, capital regulations and guidelines applicable to us.

Redemption

Mandatory Redemption

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

Optional Redemption

Redemption on a Dividend Payment Date

We may redeem the Series A Preferred Stock at our option on any dividend payment date, subject to any regulatory approval requirements as are in effect at such time, in whole or in part, from time to time on or after     , 2030 at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends. Neither the holders of Series A Preferred Stock nor holders of depositary shares will have the right to require the redemption or repurchase of the Series A Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

If we ever become a Regulated Institution, we may redeem shares of the Series A Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends on the shares of Series A Preferred Stock called for redemption up to the redemption date. A “regulatory capital treatment event” means the good faith determination by Bread Financial that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; or (ii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that Bread Financial will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy regulations and guidelines of the Federal Reserve or such other applicable federal banking agency (or, as and if applicable, the capital adequacy regulations and guidelines of any successor “appropriate federal banking agency”), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding, assuming such capital adequacy regulations and guidelines were applicable to us. “Appropriate federal banking agency” means the appropriate federal banking agency with respect to us, if we ever become a Regulated Institution, as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision. Dividends will cease to accrue on those shares on the redemption date.

Redemption Procedures

If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of the Series A Preferred Stock to be redeemed, sent not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing the

Series A Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series A Preferred Stock to be redeemed from the holder;

•	the redemption price; and

•	the place or places where the certificates evidencing shares of Series A Preferred Stock are to be surrendered for payment of the redemption price.

On and after the redemption date, dividends will cease to be payable on shares of Series A Preferred Stock to be redeemed, and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under “—Voting Rights” below, except the right to receive the redemption price plus any declared and unpaid dividends. See “Description of Depositary Shares” beginning on page S-28 of this prospectus supplement for information about redemption of the depositary shares relating to the Series A Preferred Stock.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions hereof, our Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

If we ever become a Regulated Institution, any redemption of the Series A Preferred Stock will be subject to our receipt of any prior approval required by the applicable federal banking agency and to the satisfaction of any conditions set forth in applicable regulations and guidelines of such federal banking agency applicable to the redemption of the Series A Preferred Stock, including capital regulations and guidelines. Under the current regulations of the federal banking agencies, if we were a Regulated Institution, prior to exercising the option to redeem the Series A Preferred Stock or immediately thereafter, we would be required to either replace the Series A Preferred Stock with an equal amount of instruments that meet the applicable federal banking agency’s criteria for regulatory capital treatment or demonstrate to the satisfaction of such federal banking agency that, following redemption, the Company would continue to hold capital commensurate with its risk. See “Risk Factors—Investors should not expect Bread Financial to redeem the Series A Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable” on page S-13 in this prospectus supplement. Neither the holders of the Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series A Preferred Stock. Holders of the Series A Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if the assets of Bread Financial are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Series A Preferred Stock and all holders of parity stock, if any, as to such distribution with the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series A Preferred Stock and parity stock, if any, the holders of our junior stock shall be entitled to receive all remaining assets of Bread Financial according to their respective rights and preferences.

In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

For purposes of this section, the merger or consolidation of Bread Financial with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Bread Financial for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Bread Financial.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Stock, to participate in the assets of any of our subsidiaries, upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below, the holders of the Series A Preferred Stock will have no voting rights.

Right to Elect Two Directors upon Nonpayment

If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on our Board of Directors shall be increased by two at our first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock entitled thereto shall have been paid in full, the holders of shares of Series A Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any, to elect such two additional members of our Board of Directors to hold office for a term of one year; provided that our Board of Directors shall at no time include more than two additional directors elected by holders of shares of Series A Preferred Stock and any other equally ranked series of preferred stock having similar voting rights, if any, voting together as one class. Upon such payment in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Series A Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above. In addition, if and when the rights of holders of Series A Preferred Stock terminate for any reason, including under circumstances described above under “—Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any additional directors elected by the holders of Series A Preferred Stock and any other equally ranked series of preferred stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of preferred stock have similarly terminated.

If the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities for purposes of certain banking laws, including the Change in Bank Control Act of 1978 and the FDIC’s implementing regulations. Because the Banks are “insured depository institutions” within the meaning of the Federal Deposit Insurance Act and the Change in Bank Control Act, an individual or entity is generally required, pursuant to the Change in Bank Control Act and the FDIC’s implementing regulations, to provide 60 days’ prior notice to the FDIC before acquiring, either acting alone or in concert with others, 25% or more of any class of our voting stock or otherwise acquiring control of us. An individual or entity is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the FDIC, if the individual or entity, either acting alone or in concert with others, acquires 10% or more of any class of our voting stock, although the individual or entity may seek to rebut this presumption of control based on the facts.

Other Voting Rights

So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series A Preferred Stock, voting separately as a class, shall be required to:

•

authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

•

amend the provisions of our Third Amended and Restated Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Bread Financial will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series A Preferred Stock; or

•

consummate a binding share-exchange or reclassification involving the Series A Preferred Stock, or a merger or our consolidation with or into another entity unless (i) the shares of the Series A Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Series A Preferred Stock or new preferred securities have terms that are not materially less favorable to holders than the Series A Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or repurchased.

Voting Rights under Delaware Law

Section 242(b)(2) of the General Corporation Law of the State of Delaware provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our Third Amended and Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Third Amended and Restated Certificate of Incorporation.

Other Preferred Stock

Our Third Amended and Restated Certificate of Incorporation authorizes our Board of Directors to create and provide for the issuance of one or more series of preferred stock, par value $0.01 per share, without the approval of our stockholders. Our Board of Directors can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 19,880,000 shares of our capital stock are classified as preferred stock under our Third Amended and Restated Certificate of Incorporation. As of the date of this prospectus supplement, we have no shares of preferred stock outstanding.

Depositary Agent, Transfer Agent and Registrar

Computershare Trust Company, N.A and Computershare Inc. collectively will be the depositary and will be the transfer agent and registrar for the Series A Preferred Stock, in their respective capacities. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal in accordance with the terms of the agreement between us and the depository.

Preemptive and Conversion Rights

The holders of the Series A Preferred Stock do not have any preemptive or conversion rights.

DESCRIPTION OF DEPOSITARY SHARES

The following description summarizes specific terms and provisions of the depositary shares relating to the Series A Preferred Stock.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Series A Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Series A Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Trust Company, N.A. and Computershare Inc. collectively acting as depositary and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series A Preferred Stock represented by such depositary share, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Procedures and Settlement” beginning on page S-30 of this prospectus supplement.

Immediately following the issuance of the Series A Preferred Stock, we will deposit the Series A Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Series A Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of depositary shares relating to the underlying Series A Preferred Stock in proportion to the number of depositary shares held by the holders. If Bread Financial makes a distribution other than in cash, the depositary will distribute any property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A

Preferred Stock held by the depositary in accordance with the agreement between us and the depository. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends.

Whenever we redeem shares of Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Series A Preferred Stock so redeemed in accordance with the agreement between us and the depository. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot or in such other manner determined by us to be fair and equitable, pursuant to the terms of the agreement between us and the depository. If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption. In any such case, the Corporation shall redeem Depositary Shares only in increments of 10 Depositary Shares and any multiple thereof. The depositary will send notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.

Voting the Series A Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will send the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Preferred Stock, it will not vote the amount of the Series A Preferred Stock represented by such depositary shares.

Depositary Agent, Transfer Agent and Registrar

Computershare Trust Company, N.A and Computershare Inc. collectively will be the depositary and will be the transfer agent and registrar for the depositary shares, in their respective capacities. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.

Form of Series A Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Procedures and Settlement” on page S-32 in this prospectus supplement. The Series A Preferred Stock will be issued in registered form to the depositary.

Listing of Depositary Shares

We will apply to list the depositary shares on the NYSE under the symbol “BFH PrA.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period following the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

We will issue the depositary shares under a book-entry system in the form of one or more global depositary receipts. We will register the global depositary receipts in the name of Cede & Co., as a nominee for The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC. The global depositary receipts will be deposited with the depositary.

Following the issuance of the depositary shares in book-entry only form, DTC will credit the accounts of its participants with the depositary shares upon our instructions. DTC will thus be the only registered holder of the depositary receipts representing the depositary shares and will be considered the sole owner of the depositary receipts for purposes of the Deposit Agreement.

Global depositary receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global depositary receipts may be held through Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, S.A., each as indirect participants in DTC. Transfers of beneficial interests in the global depositary receipts will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. DTC has advised us as follows: it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book entry transfers and pledges between participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non- U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

DTC has also advised us that, upon the issuance of the depositary receipts evidencing the depositary shares, it will credit, on its book-entry registration and transfer system, the depositary shares evidenced thereby to the designated accounts of participants. Ownership of beneficial interests in the global depositary receipts will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global depositary receipts will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global depositary receipts).

Investors in the global depositary receipts that are participants may hold their interests therein directly through DTC. Investors in the global depositary receipts that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global depositary receipts on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global depositary receipt to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

So long as DTC or any successor depositary for a depositary receipt, or any nominee, is the registered holder of such depositary receipt, DTC or such successor depositary or nominee will be considered the sole owner or holder of the depositary shares represented by such depositary receipts for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a depositary receipt will not be entitled to have depositary shares represented by such depositary receipt registered in their names, will not receive or be entitled to receive physical delivery of depositary shares or depositary receipts in definitive form, and will not be considered the owners or holders thereof for any purpose under the Deposit Agreement. Accordingly, each person owning a beneficial interest in a depositary receipt must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Deposit Agreement. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the depositary receipts desires to give any consent or take any action under the Deposit Agreement, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.

Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the depositary shares that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global depositary receipts representing the depositary shares. Under the terms of the Deposit Agreement, the depositary will treat the persons in whose names the depositary shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the depositary receipts, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global depositary receipts held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any depositary, nor any agent of us or of any such depositary. Neither we nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the depositary shares, and we and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Crossmarket transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global depositary receipts in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of depositary shares only at the direction of one or more participants to whose account DTC has credited the interests in the global depositary receipts and only in respect of such portion of the aggregate amount of the depositary shares as to which such participant or participants has or have given such direction.

Owners of beneficial interests in a global depositary receipt will not be entitled to receive physical delivery of the related depositary shares or any depositary receipts in certificated form and will not be considered the holders of the depositary shares or depositary receipts for any purpose Deposit Agreement, and no depositary receipt will be exchangeable, except for another depositary receipt of the same denomination and tenor to be registered in the name of DTC or a successor depositary or nominee. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the beneficial owner is not a participant, on the procedures of the participant or indirect participant through which the beneficial owner owns its interest to exercise any rights of a holder under Deposit Agreement.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any depositary, nor any agent of us or of any such depositary will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of owning and disposing of depositary shares, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular person’s decision to acquire depositary shares. This discussion does not address state, local and non-U.S. tax consequences, any alternative minimum tax consequences, any consequences resulting from the Medicare tax on investment income or any taxes other than income taxes. Moreover, the discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”). The discussion applies only to initial investors in depositary shares who hold depositary shares as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant to investors subject to special rules, such as:

•	certain banks or financial institutions;

•	insurance companies;

•	dealers and certain traders in securities that use a mark-to-market method of tax accounting;

•	investors holding depositary shares as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	regulated investment companies; or

•	real estate investment trusts.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the depositary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the depositary shares or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the depositary shares to you.

The remainder of this discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. Persons considering the purchase of depositary shares should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of depositary shares in their particular circumstances.

Treatment of Depositary Shares

Beneficial owners of depositary shares will be treated as owners of the underlying Series A Preferred Stock for U.S. federal income tax purposes. Accordingly, each beneficial owner of a depositary share will be treated as receiving a proportionate share of all cash or other property received by a depositary in respect of the Series A Preferred Stock.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of depositary shares that is, for U.S. federal tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Basis

A U.S. Holder’s tax basis in depositary shares generally should equal the amount paid by the U.S. Holder to acquire the depositary shares.

Taxation of Distributions

Distributions paid on depositary shares will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s adjusted tax basis, in the depositary shares. Any remaining excess will be treated as capital gain from the sale or exchange of such depositary shares, which is taxed as described below under “—Sale, Redemption or Other Disposition of Depositary Shares.” Subject to customary limitations and restrictions, dividends paid to non-corporate U.S. Holders will be treated as “qualified dividend income” (as defined in the Code) taxable at favorable rates applicable to long-term capital gains. Subject to customary limitations and restrictions, dividends paid to corporate U.S. Holders will be eligible for the dividends-received deduction. U.S. Holders should consult their own tax advisers regarding the application of reduced tax rates and the dividends-received deduction in their particular circumstances.

Sale, Redemption or Other Disposition of Depositary Shares

For U.S. federal income tax purposes, gain or loss realized by a U.S. Holder on the sale or other disposition (other than a redemption) of depositary shares will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the depositary shares for more than one year as of the date of disposition. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized (excluding any declared but unpaid distributions treated as dividends for U.S. federal income tax purposes, which will generally be taxable to a U.S. Holder in the manner described above) on the disposition and the U.S. Holder’s adjusted tax basis in the depositary shares disposed of.

A redemption will be taxed in the same manner as a distribution (as described above under “—Taxation of Distributions”) unless the redemption (i) results in a “complete termination” of the U.S. Holder’s equity interest in us or (ii) is “not essentially equivalent to a dividend,” each within the meaning of Section 302(b) of the Code, with respect to the U.S. Holder. If a U.S. Holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the redemption of depositary shares would be considered “not essentially equivalent to a dividend.” If a redemption is not taxed in the same manner as a distribution, it will be taxed in the same manner as a sale or other disposition (as described in the previous paragraph). A redemption that is treated as a dividend and is either non-pro rata as to all stockholders or in partial liquidation of the corporation would generally be treated as an “extraordinary” dividend (as defined in the Code), the receipt of which may result in the reduction of a corporate U.S. Holder’s adjusted tax basis in the depositary shares. U.S. Holders should consult their own tax advisers regarding the application of the extraordinary dividend provisions of the Code rules in their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends on depositary shares, and the payment of proceeds from the sale or other disposition of depositary shares, generally are subject to information reporting and to backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be credited against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service (the “IRS”).

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of depositary shares that is, for U.S. federal tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust.

A “Non-U.S. Holder” does not include a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of disposition. Such an individual is urged to consult his or her own tax adviser regarding the U.S. federal income tax consequences of the sale or other disposition of depositary shares.

Dividends

Dividends paid to a Non-U.S. Holder of depositary shares (including any redemption that is taxed as a dividend under the rules described above under “Tax Consequences to U.S. Holders—Sale, Redemption or Other Disposition of Depositary Shares”) generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder will be required to provide an IRS Form W-8BEN (or other appropriate form) certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below.

Gain on Disposition of Depositary Shares

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale, redemption (other than a redemption that is treated as the distribution of a dividend for U.S. federal income tax purposes, as discussed in “Tax Consequences to U.S. Holders—Sale, Redemption or Other Disposition of Depositary Shares” above) or other disposition of depositary shares unless:

•	the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, as described below; or

•

we are or have been a “U.S. real property holding corporation” within the meaning of Section 897 of the Code at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Effectively Connected Income

If dividends or gains on depositary shares are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder), the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders—Taxation of Distributions” and “Tax Consequences to U.S. Holders—Sale, Redemption or Other Disposition of Depositary Shares” above). In that case, the Non-U.S. Holder will be exempt from the withholding tax on dividends discussed above, although the Non-U.S. Holder will be required to provide a properly executed IRS Form

W-8ECI in order to claim an exemption from withholding. A Non-U.S. Holder who is engaged in a trade or business in the United States should consult its own tax adviser with respect to other U.S. tax consequences of the ownership and disposition of depositary shares and, if the Non-U.S. Holder is a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on depositary shares. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting in respect of the payment of proceeds from a sale or other disposition of depositary shares and backup withholding on dividends or on the payment of proceeds from a sale or other disposition of depositary shares. Compliance with the certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid backup withholding as well. Amounts withheld under the backup withholding rules are not additional taxes and may be credited against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any payments of U.S.-source dividends and the gross proceeds from the sale or other disposition of securities, such as our preferred stock or depositary shares, that can generate U.S.-source dividends or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). The U.S. Treasury has released proposed regulations which, if finalized in their present form, would eliminate the application of the FATCA withholding tax to the gross proceeds of a sale or other disposition of our preferred stock or depositary shares. In its preamble to such proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. You should consult your tax adviser regarding the effects of FATCA on your investment in our preferred stock or depositary shares, and the possible impact of these rules on the entities through which you hold our preferred stock or depositary shares, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the FATCA withholding tax.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the depositary shares by (a) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (c) entities whose underlying assets are considered to include assets of any such employee benefit plan, plan, account or arrangement (pursuant to regulations issued by the U.S. Department of Labor (the “DOL”), set forth in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, or otherwise) (each of the entities described in (a), (b) or (c), a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (any such plan, an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority, responsibility or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice to an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the depositary shares by any Plan, fiduciaries should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Each Plan should consider the fact that none of us, the initial purchasers nor any of our or their respective affiliates (collectively, the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase or hold the depositary shares (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited). The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase or hold the depositary shares (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited). All communications, correspondence and materials from the Transaction Parties with respect to the depositary shares are intended to be general in nature and are not directed at any specific purchaser of the depositary shares, and do not constitute advice regarding the advisability of investment in the depositary shares for any specific purchaser.

Prohibited transaction considerations

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The acquisition and/or holding of depositary shares by an ERISA Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the DOL has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and/or holding of the depositary shares. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting transactions involving insurance company pooled separate accounts, PTCE 91-38, respecting transactions involving bank collective investment funds, PTCE 95-60, respecting transactions involving insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code, respectively, for the purchase and sale of securities, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that any such exemptions will be available, or that all of the conditions of any such exemptions will be satisfied, with respect to the transactions involving the depositary shares.

Governmental plans, certain church plans, non-U.S. plans and other plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions described above, may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel regarding the potential consequences of an investment in the depositary shares under any applicable Similar Laws before purchasing any depositary shares.

Because of the foregoing, the depositary shares should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code and a violation under any applicable Similar Laws.

Representation

By its acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) such purchaser or subsequent transferee is not, and is not acting on behalf of or using the assets of, a Plan or (ii) the purchase, holding and subsequent disposition of a note by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws, and none of the Transaction Parties is a fiduciary of such purchaser or transferee with respect to the purchase and holding of a note (unless a statutory or administrative exemption applies (all of the applicable conditions of which are satisfied) or the transaction is not otherwise prohibited).

The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects. The foregoing discussion is based on laws in effect on the date of this prospectus supplement and is subject to any subsequent changes therein. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering investing in the depositary shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws the acquisition, holding and disposition of the depositary shares. Acceptance of a note on behalf of a Plan is in no respect a representation by the Transaction Parties that such investment meets all relevant legal requirements with respect to investments by Plans generally or a particular Plan or that such investment is appropriate for Plans generally or a particular Plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, dated     , 2025, we have agreed to sell to the underwriters named below, for whom Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives, and the underwriters have severally and not jointly agreed to purchase the respective number of depositary shares set forth opposite their names below:

Underwriters	Number of Depositary Shares
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Total

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the depositary shares are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to    additional depositary shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional depositary shares proportionate to that underwriter’s initial amount reflected in the above table.

The underwriters initially propose to offer the depositary shares directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of $     per depositary share sold to institutional investors and $     per depositary share sold to retail investors. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of $    per depositary share, to certain other brokers or dealers. After the initial offering of the depositary shares to the public, the underwriters may vary the offering price and other selling terms of the depositary shares from time to time. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of depositary shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional depositary shares.

	Public Offering Price	Underwriting Discount(1)	Proceeds to Bread Financial (Before Expenses)
Per depositary share	$	$	$
Total Without Option	$	$	$
Total With Option(2)	$	$	$

(1)

The underwriting discount is calculated using a weighted average amount of $    per depositary share for retail orders (    depositary shares) and $    per depositary share for institutional orders (    depositary shares).

(2)	Reflects full exercise of the underwriters’ option to purchase additional depositary shares and assumes the sale of all such depositary shares to retail investors.

We estimate that our total expenses for this offering, excluding underwriting discount, will be approximately $

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

We will apply to list the depositary shares on the NYSE under the symbol “BFH PrA.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within the 30-day period after the original issue date. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. We cannot assure you that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

We have agreed that, for the period ending 30 days after the date of this prospectus supplement, and subject to certain exceptions, we will not, without the prior written consent of the representatives of the underwriters, (i) offer, pledge, announce the intention to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any Series A Preferred Stock or depositary shares, any other of our preferred stock (or depositary shares in respect thereof), or any securities convertible into or exercisable or exchangeable for Series A Preferred Stock, depositary shares, or any other of our preferred stock (or depositary shares in respect thereof), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Series A Preferred Stock or depositary shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Series A Preferred Stock or depositary shares or such other securities, in cash or otherwise.

In connection with this offering, the underwriters may engage in short sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M under the Exchange Act. Short sales involve syndicate sales of depositary shares in excess of the number of depositary shares to be purchased by the underwriters in the offering, which create a syndicate short position. Syndicate covering transactions involve purchases of the depositary shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of depositary shares in the open market while the offering is in progress. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or retarding a decline on the market price of the depositary shares. They may also cause the price of the depositary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. If the underwriters engage in any of these transactions, they may discontinue any of them at any time without notice. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares.

It is expected that delivery of the depositary shares will be made upon the instructions of the joint book-running managers against payment on or about the date specified on the cover of this prospectus supplement, which is the business day following the date of pricing of the depositary shares. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade depositary shares on any date prior to the second business day before delivery will be required by virtue of the fact that the depositary shares initially will settle in business days to specify alternative settlement arrangements to prevent a failed settlement.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement or the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the depositary shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the Company under section 708(12) of the Corporations Act; or

(iv)

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the depositary shares for resale in Australia within 12 months of the depositary shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Brazil

The offer of securities described in this prospectus supplement and the accompanying prospectus will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6385, of December 7,

1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. Any representation to the contrary is untruthful and unlawful. Any public offering or distribution, as defined under Brazilian laws and regulations, of the interests in Brazil is not legal without such prior registration. Documents relating to the offering of the securities, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the securities is not a public offering of securities in Brazil, nor may they be used in connection with any offer for sale of the securities to the public in Brazil. This prospectus supplement and the accompanying prospectus is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon by anyone else or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone without our prior, express and written consent.

Canada

The depositary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The depositary shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the depositary shares offered should conduct their own due diligence on the depositary shares. If you do not understand the contents of this prospectus supplement or the accompanying prospectus you should consult an authorized financial advisor.

European Economic Area

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of depositary shares in any Member State of the European Economic Area (the

“EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly any person making or intending to make an offer in any Member State of the EEA of depositary shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to EEA Qualified Investors. Neither Bread Financial nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Hong Kong

The depositary shares have not been and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “C(WUMP)O”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the depositary shares has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to depositary shares that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and accordingly, each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account of benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Korea

For institutional investors only. The depositary shares have not been and will not be registered under the Financial Investment Services and Capital Markets Act of Korea and none of the depositary shares may be offered or sold, directly or indirectly, in Korea or to any resident of Korea, or to any persons for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined in the Foreign Exchange Transaction Law of Korea and rules and regulations promulgated thereunder), except as otherwise permitted under applicable laws and regulations.

Malaysia

No approval from the Securities Commission of Malaysia is or will be obtained, nor will any prospectus be filed or registered with the Securities Commission of Malaysia, for the offering of the depositary shares in Malaysia. This prospectus supplement and the accompanying prospectus do not constitute and are not intended to constitute an invitation or offer for subscription or purchase of the depositary shares, nor may this prospectus supplement, the accompanying prospectus or any other offering material or document relating to the depositary shares be published or distributed, directly or indirectly, to any person in Malaysia unless such invitation or offer falls within (a) Schedule 5 to the Capital Markets and Services Act 2007 (“CMSA”), (b) Schedule 6 or 7 to the CMSA as an “excluded offer or excluded invitation” or “excluded issue” within the meaning of section 229 and 230 of the CMSA and (c) Schedule 8 so the trust deed requirements in the CMSA are not applicable. No offer or invitation in respect of the depositary shares may be made in Malaysia except as an offer or invitation falling under Schedule 5, 6 or 7 and 8 to the CMSA

People’s Republic of China

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the People’s Republic of China (“PRC”) and the depositary shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

This prospectus supplement and the accompanying prospectus have not been filed with or reviewed or approved by, the Qatar Central Bank, any other relevant Qatar governmental body or securities exchange, nor any foreign governmental body or securities exchange. This prospectus supplement and the accompanying prospectus are being issued to a limited number of sophisticated investors and should not be provided to any person other than the original recipient. It is not for general circulation in the State of Qatar and should not be reproduced or used for any other purpose.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been and will not be registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the offer of the depositary shares in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, each underwriter has advised that it has not offered or sold any depositary shares or caused the depositary shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any depositary shares or cause the depositary shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA) or other relevant person (as defined in Section 275(2) of the SFA) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the depositary shares except:

•

to an institutional investor, an accredited investor, a relevant person, or which arises from an offer referred to in Section 275(1A) (in the case of that corporation) or Section 276(4)(c)(ii) (in the case of that trust) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in our depositary shares. The depositary shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”), and no application has or will be made to admit the depositary shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the depositary shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the depositary shares may be publicly distributed or otherwise made publicly available in Switzerland.

United Arab Emirates (Excluding The Dubai International Financial Centre)

The depositary shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (the “U.A.E.”) other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Centre (“DIFC”) should have regard to the specific notice to prospective investors in the DIFC set out above. The information contained in this prospectus supplement and the accompanying prospectus does not constitute a public offer of depositary shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the DFSA. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial adviser. This prospectus supplement and the accompanying prospectus are provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

United Kingdom

None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United

Kingdom (the “UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of depositary shares in the UK will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly any person making or intending to make an offer in the UK of depositary shares which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so with respect to UK Qualified Investors. Neither Bread Financial nor the underwriters have authorized, nor do they authorize, the making of any offer of depositary shares in the UK other than to UK Qualified Investors.

PROHIBITION OF SALES TO UK RETAIL INVESTORS – The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the depositary shares to be offered so as to enable an investor to decide to purchase or subscribe for the depositary shares. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the depositary shares offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the UK, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus, any related free writing prospectus and such other documents and/or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relates will be engaged in only with relevant persons. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any other documents and/or materials relating to the issue of the depositary shares offered hereby or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the depositary shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Bread Financial.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the depositary shares in, from or otherwise involving the United Kingdom.

Relationships with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, one or more underwriters and/or their respective affiliates have received, and may in the future receive, customary fees and reimbursement of expenses as underwriters of securities offered by certain of our securitization trusts from time to time. One or more underwriters and/or their respective affiliates are also lenders to certain of our securitization trusts.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) of ours and/or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the Series A Preferred Stock and the depositary shares offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Paul Hastings LLP, New York, New York.

EXPERTS

The consolidated financial statements of Bread Financial Holdings, Inc. and its subsidiaries as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Prospectus Supplement, and the effectiveness of Bread Financial Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement shall be considered to be modified or superseded for purposes of this prospectus supplement to the extent a statement contained in this prospectus supplement or in any other subsequently filed document that is or is considered to be incorporated by reference in this prospectus supplement modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 14, 2025;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2025;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on April  29, 2025, July  29, 2025 and October 28, 2025, respectively; and

•

Our Current Reports on Form  8-K filed with the SEC on January 30, 2025 (but only with respect to Item 8.01 of the first report filed on such date); March 5, 2025 (but only with respect to Item  8.01); March  6, 2025 (but only with respect to Items 1.01 and 8.01); March 10, 2025 (but only with respect to Items 1.01 and 2.03); April  24, 2025 (but only with respect to Item 8.01 of the first report filed on such date); May  14, 2025; May  21, 2025; June  5, 2025; July 24, 2025 (but only with respect to the first report and Item 8.01 of the second report filed on such date); August  7, 2025; August  22, 2025; October  23, 2025 (but only with respect to Item 8.01); October  28, 2025; October  29, 2025; and November 6, 2025.

In addition, we incorporate by reference any future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information “furnished” pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K) between the date of this prospectus supplement and before we have sold all of the depositary shares to which this prospectus supplement relates or the offering is otherwise terminated. You may request copies of any of those documents or the indenture governing the depositary shares and the guarantees, at no cost, by writing or telephoning us at the following address:

Investor Relations

Bread Financial Holdings, Inc.

3095 Loyalty Circle

Columbus, Ohio 43219

(614) 729-4000

You may also obtain copies of these filings, at no cost, by accessing the SEC Filings section of our website at investor.breadfinancial.com; however, the information found on our website is not considered part of, or incorporated by reference in, this prospectus supplement.

PROSPECTUS

BREAD FINANCIAL HOLDINGS, INC.

Preferred Stock

Depositary Shares

This prospectus relates to shares of preferred stock and depositary shares that we may offer and sell at any time and from time to time in one or more transactions. This prospectus contains a general description of these securities. The specific terms of the securities will be contained in one or more supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by one or more prospectus supplements. Prospectus supplements may add, update or change information contained or incorporated by reference in this prospectus. You should carefully read this prospectus and each applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and each applicable prospectus supplement, before you invest in securities to which this prospectus relates.

We have not yet determined whether any of the securities that may be offered by this prospectus and one or more applicable prospectus supplements will be listed on any exchange, inter-dealer quotation system or over-the-counter market.

The securities to which this prospectus relates may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. For additional information, you should refer to “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any of the securities to which this prospectus relates, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them or us, will be set forth or will be calculable based on information included or incorporated by reference in an applicable prospectus supplement.

Our principal executive office is located at 3905 Loyalty Circle, Columbus, Ohio 43219, and our telephone number at that address is (614) 729-4000.

Investing in the securities to which this prospectus relates involves risks. See “Risk Factors“ included on page 4 of this prospectus and in any applicable prospectus supplement, in addition to the risk factors that are incorporated by reference in this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities to which this prospectus relates are not deposits or other obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is November 17, 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, we or, if applicable, a selling securityholder, may offer and sell, at any time and from time to time, the securities described in this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement to which it relates. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules require an agreement or document to be filed as an exhibit to the registration statement, you should see that agreement or document for a complete description of these matters. The registration statement can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

You should also carefully read and consider the information included in this prospectus and each applicable prospectus supplement together with the documents we have incorporated by reference in this prospectus or an applicable prospectus supplement. Information incorporated by reference after the date of this prospectus forms a part of this prospectus and may add, update or change information contained in this prospectus or any earlier prospectus supplement. Any such information that is inconsistent with this prospectus or an earlier prospectus supplement will supersede the information in this prospectus or that earlier prospectus supplement.

We have not authorized anyone to provide any information other than that contained in or incorporated by reference in this prospectus or an applicable prospectus supplement prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities to which this prospectus relates in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any document incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document or such other date specified in the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, unless stated or the context implies otherwise, the terms “Bread Financial”, “BFH”, the “Company”, “we”, “our” or “us” refer to Bread Financial Holdings, Inc. and its subsidiaries on a consolidated basis. References to “Parent Company” refer to Bread Financial Holdings, Inc. on a parent-only standalone basis. In addition, in this report we may refer to the retailers and other companies with whom we do business as our “partners”, “brand partners”, or “clients”, provided that the use of the term “partner”, “partnering” or any similar term does not mean or imply a formal legal partnership, and is not meant in any way to alter the terms of Bread Financial’s relationship with any third parties. We offer our credit products through our insured depository institution subsidiaries, Comenity Bank and Comenity Capital Bank, which together are referred to herein as the “Banks”.

This prospectus includes trademarks, such as Bread®, Bread Financial®, Bread Cashback®, Bread Rewards™, Bread Pay® and Bread Savings®, which are protected under applicable intellectual property laws and are the property of Bread Financial Holdings, Inc. or our subsidiaries. This report also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. Solely for convenience, our trademarks and trade names referred to in this report may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with these requirements, we file reports and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our results of operations and financial condition, executive officers and directors, principal holders of shares, material interests of such persons in transactions with us and other matters. The SEC maintains a website that contains reports and other information regarding registrants that file electronically with the SEC, including the registration statement to which this prospectus relates. The address of that website is www.sec.gov.

Our website is www.breadfinancial.com. Our SEC filings are available free of charge on our website as soon as reasonably practicable after they are electronically filed or furnished to the SEC. You may access these SEC filings on our website. However, other than any documents expressly incorporated by reference in this prospectus or any applicable prospectus supplement, the information on, or accessible through, our website or any other website that is referred to in this prospectus is not part of this prospectus or any applicable prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus, which means that we can disclose important information to you by referring to those documents we file with the SEC. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by reference herein.

We incorporate by reference the following documents that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 14, 2025;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 2, 2025;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June  30, 2025 and September 30, 2025 filed with the SEC on April 29, 2025, July 29, 2025 and October 28, 2025, respectively; and

•

Our Current Reports on Form 8-K filed with the SEC on January 30, 2025 (but only with respect to Item 8.01 of the first report filed on such date); March 5, 2025 (but only with respect to Item 8.01); March  6, 2025 (but only with respect to Items 1.01 and 8.01); March 10, 2025 (but only with respect to Items 1.01 and 2.03); April  24, 2025 (but only with respect to Item 8.01 of the first report filed on such date); May  14, 2025; May  21, 2025; June  5, 2025; July 24, 2025 (but only with respect to the first report and Item 8.01 of the second report filed on such date); August  7, 2025; August  22, 2025; October  23, 2025 (but only with respect to Item 8.01); October 28, 2025 (but only with respect to Item 8.01); and October 29, 2025 (but only with respect to Item 8.01).

We also incorporate by reference in this prospectus any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all the securities to which this prospectus relates; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 or any related exhibit furnished under Item 9.01(d) of any Current Report on Form 8-K unless, and except to the extent, specified in any such Current Report on Form 8-K or in any applicable prospectus supplement.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to:

BREAD FINANCIAL HOLDINGS, INC.

Investor Relations

3905 Loyalty Circle

Columbus, Ohio 43219

(614) 729-4000

You may also obtain copies of these filings, at no cost, by accessing the SEC Filings section of our website at investor.breadfinancial.com; however, the information found on our website is not considered part of, or incorporated by reference in, this prospectus.

THE COMPANY

We are a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions to millions of U.S. consumers. Our payment solutions, including Bread Financial general purpose credit cards and savings products, empower our customers and their passions for a better life. Additionally, we deliver growth for some of the most recognized brands in travel and entertainment, health and beauty, jewelry and specialty apparel through our private label and co-brand credit cards and pay-over-time products providing choice and value to our shared customers.

We have continued to diversify our product mix with our brand partners through growth of our co-brand credit card programs, which, relative to our private label credit card programs, have higher credit sales per account and an improved credit risk mix that generally results in higher transactor balances, lower delinquencies and late fees, as well as lower losses. We also offer our proprietary credit cards along with the expansion of our Bread Pay products, which are our installment loans and “split-pay” offerings.

Our partner base consists of large consumer-based businesses, including well-known brands such as (alphabetically) AAA, Academy Sports + Outdoors, Caesars, Dell Technologies, Hard Rock International, the NFL, Saks Fifth Avenue, Signet, Ulta and Victoria’s Secret, as well as small- and medium-sized businesses (SMBs). Our partner base is well diversified across a broad range of industries and retail verticals, including travel and entertainment, health and beauty, jewelry, sporting goods, technology and electronics, home and the industry in which we first began, specialty apparel. We believe our comprehensive suite of payment, lending and saving solutions, along with our related marketing and data and analytics, offers us a significant competitive advantage with products relevant across all customer segments (Gen Z, Millennial, Gen X and Baby Boomers). The breadth and quality of our product and service offerings, coupled with our customer-centric approach, have enabled us to establish and maintain long-standing partner relationships. We operate our business through a single reportable segment, with our primary source of revenue being from Interest and fees on loans from our various credit card and other loan products, and to a lesser extent from contractual relationships with our brand partners.

Corporate Information

Our principal offices are located at 3095 Loyalty Circle, Columbus, Ohio 43219 (telephone: (614) 729-4000). Our principal website is www.breadfinancial.com. The information found on our website is not considered part of, or incorporated by reference in, this prospectus.

RISK FACTORS

Investing in securities to which this prospectus relates involves risks. Before deciding to purchase any of the securities to which this prospectus relates, you should carefully consider the discussion of risks and uncertainties under the heading “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and under similar headings in our subsequent Quarterly Reports on Form 10-Q, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement. See the section entitled “Where You Can Find More Information” in this prospectus.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, and any applicable prospectus supplement, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations or stock repurchases and future economic conditions.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this prospectus, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, interest rates, labor market conditions, recessionary pressures or concerns over a prolonged economic slowdown, and the related impact on consumer spending behavior, payments, debt levels, savings rates and other behaviors; global political and public health events and conditions, including significant shifts in trade policy, such as changes to, or the imposition of, tariffs and/or trade barriers and any economic impacts, volatility, uncertainty and geopolitical instability resulting therefrom, as well as ongoing wars and military conflicts and natural disasters; future credit performance of our customers, including the level of future delinquency and charge-off rates; loss of, or reduction in demand for services from, significant brand partners or customers in the highly competitive markets in which we operate, including competition from new and non-traditional competitors, such as financial technology companies, and with respect to new products, services and technologies, such as the emergence or increase in popularity of agentic commerce, digital payment platforms and currencies and other alternative payment and deposit solutions; the concentration of our business in U.S. consumer credit; increases or volatility in the Allowance for credit losses that may result from the application of the current expected credit loss (CECL) model; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; increases in fraudulent activity; failure to identify, complete or successfully integrate or disaggregate business acquisitions, divestitures and other strategic initiatives, including, with respect to divested businesses, any associated guarantees, indemnities or other liabilities; the extent to which our results are dependent upon our brand partners, including our brand partners’ financial performance and reputation, as well as the effective promotion and support of our products by brand partners; increases in the cost of doing business, including market interest rates; our level of indebtedness and inability to access financial or capital markets, including asset-backed securitization funding or deposits markets; restrictions that limit the ability of the Banks, to pay dividends to us; pending and future litigation; pending and future federal, state, local and foreign legislation, regulation, supervisory guidance and regulatory and legal actions including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; increases in regulatory capital requirements or other support for our Banks; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects, failure of our information security controls or otherwise; loss of consumer information or other data due to compromised physical or cyber security, including disruptive attacks from financially motivated bad actors and third party supply chain issues; any tax or other liability or adverse impacts arising out of or related to the spinoff of our former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. (LVI) and certain of its subsidiaries and subsequent litigation or other disputes; and those factors identified in our filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the year ended December 31, 2024 and our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K for a further description of these and other factors.

For the reasons described above, we caution you against relying on any forward-looking statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.

Any forward-looking statements contained in this prospectus speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

USE OF PROCEEDS

Unless otherwise stated in any applicable prospectus supplement, we will use the net proceeds from the sale of any securities that may be offered hereby for general corporate purposes. General corporate purposes may include, but are not limited to, increasing our liquidity, reducing or refinancing our indebtedness or the indebtedness of one or more of our subsidiaries, funding our operations, financing loans, financing acquisitions and repurchasing or redeeming outstanding debt and equity securities. Pending such use, any net proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities and/or similar assets as we may determine.

GENERAL DESCRIPTION OF SECURITIES

We may under this prospectus offer shares of preferred stock; depositary shares; and any combination of the foregoing, either individually or as units consisting of two securities. The following description of the terms of the securities we may offer under this prospectus sets forth some general terms and provisions of these securities. The particular terms of securities offered by us under this prospectus and the extent, if any, to which the general terms set forth in this prospectus do not apply to those securities will be described in one or more prospectus supplements. To the extent the information contained in any applicable prospectus supplement differs from the general description set forth in this prospectus, you should rely on the information in that prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

We are only registering shares of preferred stock. However, we have provided below a summary description of our capital stock, including both common and preferred stock. This description does not purport to be complete and is qualified in its entirety by reference to the full text of our third amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated bylaws (our “bylaws”). You should read the full text of our certificate of incorporation and bylaws, as well as the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

References in this section to “we,” “us” and “our” refer to BREAD FINANCIAL HOLDINGS, INC. and not to any of its subsidiaries.

General

Under our certificate of incorporation, we have authority to issue (i) 200,000,000 shares of common stock, par value $0.01 per share, and (ii) 19,880,000 shares of preferred stock, par value $0.01 per share. As of October 22, 2025, we had 45,661,601 shares of common stock outstanding, and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Subject to the rights of holders of any shares of preferred stock that may be issued and outstanding, each share of common stock entitles the holder to one vote per share on all matters submitted to a vote of stockholders. Holders of shares of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for their payment, subject to the rights of holders of any shares of preferred stock that may be issued and outstanding and to restrictions contained in agreements to which we are a party.

Other Rights

In the event of the liquidation or dissolution of us, whether voluntary or involuntary, holders of shares of common stock will be entitled to receive all assets of us available for distribution to stockholders, subject to the rights of any then outstanding shares of preferred stock. Holders of shares of common stock are not entitled to preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to shares of our common stock. All outstanding shares of common stock are fully paid and non-assessable.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “BFH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue preferred stock in one or more series and to fix the preferences, limitations and rights of the shares of each series, including:

•	the designation of the series;

•	the number of shares constituting the series;

•	voting rights;

•	dividend rights;

•	conversion or exchange rights; and

•	the terms of redemption and liquidation preferences.

Anti-Takeover Effects of Provisions of the DGCL, FDIC Regulations and Our Certificate of Incorporation and Bylaws

The DGCL, FDIC regulations and our certificate of incorporation and bylaws contain provisions that may delay, deter, prevent or render more difficult a takeover attempt that our stockholders might consider to be in their best interests. Even in the absence of a takeover attempt, these provisions may also adversely affect the prevailing market price for our common stock if they are viewed as limiting the liquidity of our common stock or discouraging takeover attempts in the future.

FDIC Requirements

Because Comenity Bank and Comenity Capital Bank are “insured depository institutions” within the meaning of the Federal Deposit Insurance Act and the Change in Bank Control Act of 1978, an individual or entity is generally required, pursuant to the Change in Bank Control Act and the FDIC’s implementing regulations, to provide 60 days’ prior notice to the FDIC before acquiring, either acting alone or in concert with others, 25% or more of any class of our voting stock or otherwise acquiring control of us. An individual or entity is presumed to control us, and therefore generally required to provide 60 days’ prior notice to the FDIC, if the individual or entity, either acting alone or in concert with others, acquires 10% or more of any class of our voting stock, although the individual or entity may seek to rebut this presumption of control based on the facts.

Authorized but Unissued Common and Preferred Stock

The existence of authorized and unissued common and preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell common stock they own at prices higher than prevailing market prices.

Board of Directors

Our certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, any director or the entire board of directors may be removed at any time with or without cause by the affirmative vote of the holders of a majority in voting power of our outstanding common stock entitled to vote thereon.

Stockholder Action

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of such holders or may be effected by any consent in writing by such holders.

Our certificate of incorporation also provides that, except as required by law and subject to the rights of any holders of preferred stock, special meetings of our stockholders for any purpose or purposes may be called only (i) by our Chief Executive Officer or President or (ii) by our corporate secretary pursuant to a resolution adopted by a majority of the Board stating the purpose or purposes of the proposed meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Requirements for Nominations of Directors or Other Stockholder Proposals; Proxy Access

Our bylaws require stockholders seeking to nominate persons for election as directors at an annual or special meeting of stockholders, or to bring other business before an annual or special meeting (other than a matter brought under Rule 14a-8 under the Exchange Act), to provide timely notice in writing. To be timely, a stockholder’s notice generally must be delivered to our corporate secretary, in the case of an annual meeting, not later than the close of business on the 120th day, nor earlier than the opening of business on the 150th day, prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 60 days after such anniversary date, or in the case of a special meeting called for the purpose of electing directors, to be timely, a stockholder’s notice must be received by our corporate secretary not earlier than the opening of business on the 150th day before the meeting and not later than the later of the close of business on the 120th day prior to such meeting or the close of business on the 10th day following the day on which public announcement is first made by us of the date of such meeting.

A stockholder’s notice to our corporate secretary must be in proper written form and must set forth information related to the stockholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

•	the name and record address of the stockholder and the beneficial owner;

•

information as to the ownership by the stockholder and the beneficial owner of our capital stock, including class or series and number of shares owned, derivative instruments, short positions and related information; and

•

any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship pursuant to which such stockholder and the beneficial owner as a right to vote any shares.

As to each person whom the stockholder proposes to nominate for election as a director, the notice shall include, among other information, the following:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock that are owned of record or are directly or indirectly owned beneficially by the person;

•

any derivative instruments directly or indirectly owned beneficially by such nominee and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of Bread; and

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

As to any other business that the stockholder proposes to bring before the meeting, the notice shall include, among other information, the following:

•

a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the complete text of any resolutions or bylaw amendment proposed for consideration), the reasons for conducting the business at the meeting and any material interest in such business of such stockholder and beneficial owner on whose behalf the proposal is made; and

•

a description of all agreements, arrangements and understandings between the stockholder and beneficial owner and any other person or persons acting in concert with them in connection with the proposal.

Our bylaws also have proxy access procedures for stockholders to make nominations of candidates for election for directors at our annual meeting of stockholders.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of another forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or employee to us or our stockholders, (iii) any action asserting a claim pursuant to the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Our bylaws further provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to this provision. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL as it now reads, such limitation of liability is not permitted:

•	for any breach of the director’s or officer’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for directors, for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL;

•	for any transaction from which the director or officer derived an improper personal benefit; or

•	for officers, in any action by or in right of the corporation.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person, or a person of whom such person is or was a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by such person in connection therewith. Our certificate of incorporation also provides that, with respect to directors and officers, we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. These rights are not exclusive of any other right that any person may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or amendment of these provisions or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment. Our certificate of incorporation also specifically authorizes us to grant similar indemnification rights to our employees or agents and our bylaws authorize us to maintain insurance on behalf of any person who is an officer, director, employee or agent.

Delaware Business Combination Statute

Our certificate of incorporation does not exempt us from the application of Section 203 of the DGCL.

Section 203 of the DGCL provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation from the corporation, with the corporation for a three-year period following the time that such stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise set forth in Section 203 of the DGCL, an interested stockholder is defined to include:

•

any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as described in any applicable prospectus supplement. Preferred stock of each series of each class represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary named in the deposit agreement and the holders from time to time of our depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The description in any applicable prospectus supplement will not necessarily be complete, and reference will be made to the relevant deposit agreement and depositary receipts, which will be filed with the SEC. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request.

PLAN OF DISTRIBUTION

We may sell the offered securities inside and outside the United States from time to time (a) through underwriters or dealers, (b) directly to one or more purchasers, including our affiliates, (c) through agents, or (d) through a combination of any of these methods. An applicable prospectus supplement will describe the terms of the offering of the applicable securities and the method of distribution of those securities, including the following information, if applicable:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in an applicable prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale.

We may offer the securities to which this prospectus relates to the public through an underwriting syndicate or through a single underwriter.

Unless any applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless an applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers may be changed from time to time.

If we use dealers in a sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in an applicable prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In an applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in an applicable prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in an applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in an applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in an applicable prospectus supplement. An applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Indemnification

We may have agreements with agents, underwriters, dealers and remarketing firms and each of their respective affiliates to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

Unless any applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to apply to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in those securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the offered securities will have a liquid trading market.

In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates, which may include short sales of the securities by counterparties or option, forward or other types of transactions that require delivery of securities to a counterparty, who may resell or transfer the securities offered under this prospectus.

Underwriters and others who are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Any such underwriters and distribution participants may be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares by the selling securityholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Bread Financial Holdings, Inc. and its subsidiaries as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Prospectus, and the effectiveness of Bread Financial Holdings, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

BREAD FINANCIAL HOLDINGS, INC.

Depositary Shares Each Representing a 1/40th Interest in a Share of  % Non-Cumulative Perpetual Preferred Stock, Series A

PROSPECTUS SUPPLEMENT

Joint Bookrunners

Wells Fargo Securities

J.P. Morgan

Morgan Stanley

RBC Capital Markets

    , 2025